Exhibit (h)(6)

AMENDMENT TO

SUPERVISION AND ADMINISTRATION AGREEMENT

AMENDMENT dated February 28, 2012 to the Supervision and Administration Agreement (the “Agreement”) entered into on August 11, 2008 by and between PIMCO Variable Insurance Trust (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement and amendment described herein.

WHEREAS, PIMCO provides or procures certain supervisory and administrative and other services to the Trust pursuant to the Agreement; and

WHEREAS, the parties agree to amend the Agreement to reference the Administrator’s duty to comply with applicable federal and state privacy laws.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

I.	Information Privacy Standards

The following new subparagraph (iv) is added to Section 2, paragraph (d) of the Agreement:

(iv)	Will comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq.

II.	Other

This Amendment may not be assigned by either party without the consent of the other party.

Except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

The parties represent and warrant that all of the representations, warranties and undertakings made in the Agreement continue to be true as of the date of this Amendment and will continue in full force and effect until further notice.

III.	Effectiveness

This Amendment shall be effective upon its execution hereof and may be executed in counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Peter G. Strelow
Title:	Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent R. Harris
Title:	Managing Director

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